As filed with the Securities and Exchange Commission on May 7, 1998
                                                   Registration No. 333-
==========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            ------------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                            ------------------

                              CVS Corporation
          (Exact Name of Registrant as specified in its charter)

            Delaware                                  05-0494040
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

                            ------------------

                               One CVS Drive
                      Woonsocket, Rhode Island 02895
                              (401) 765-1500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------

                            Charles C. Conaway
           Executive Vice President and Chief Financial Officer
                              CVS Corporation
                               One CVS Drive
                      Woonsocket, Rhode Island 02895
                              (401) 765-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------
                                Copies to:

<CAPION>
    Dennis S. Hersch, Esq.                  Alan S. Schwartz, Esq.            Robert E. Buckholz, Jr., Esq.
 Deanna L. Kirkpatrick, Esq.                 Norman Beitner, Esq.                  Sullivan & Cromwell
    Davis Polk & Wardwell              Honigman Miller Schwartz and Cohn            125 Broad Street
     450 Lexington Avenue                2290 First National Building           New York, New York 10004
   New York, New York 10017              Detroit, Michigan 48226-3583                (212) 558-4000
          (212) 450-4000                          (313) 256-7800


      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE
===========================================================================
                                                                          Proposed            Proposed
                                                        Number of         Maximum             Maximum
                                                      Shares to be     Offering Price        Aggregate            Amount of
Title of Each Class of Securities to be Registered    Registered(1)    Per Share (2)     Offering Price (2)    Registration Fee
--------------------------------------------------    -------------    --------------    ------------------    ----------------
Common Stock, par value $.01 per share(3).........      2,500,000        $69.71875          $174,296,875           $51,419

(1) Includes shares of Common Stock as to which the Underwriters have been granted an option to cover over-allotments.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the reported high and low sales prices of the Common Stock on the New York Stock Exchange on May 6, 1998.

(3) Up to         shares of Common Stock registered hereby may be delivered
    upon the exchange of Trust Automatic Common Exchange Securities registered on a separate registration statement on Form N-2 (Registration Nos. 333-41617 and 811-08539). Such number of shares of Common Stock that may be delivered upon such exchange is subject to adjustment in accordance with Rule 416. Since such shares of Common Stock are deliverable only upon the exchange of Trust Automatic Common Exchange Securities for which a registration fee is being paid pursuant to the registration statement referenced above, no further registration fee with respect to such shares is required pursuant to the provisions of
    Rule 457(i).  No more than      of the shares of Common Stock initially
    registered hereunder will be offered directly for consideration by the selling stockholders referenced herein.

               The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=============================================================================

                             EXPLANATORY NOTE

               This Registration Statement relates to up to          shares
(or     shares if the Underwriters' over-allotment option is exercised in full)
of Common Stock, par value $.01 per share (the "Common Stock"), of CVS Corporation (the "Company" or "CVS") that will be offered for sale directly
to the public, and up to      shares (or    shares if the Underwriters' over-
allotment option is exercised in full) of Common Stock that may be delivered by the CVS Automatic Common Exchange Security Trust (the
"Trust"), a non-diversified closed-end management investment company, to holders of Trust Automatic Common Exchange Securities of the Trust (the "Automatic Common Exchange Securities") upon exchange of the Automatic
Common Exchange Securities. The Automatic Common Exchange Securities are being offered pursuant to a separate prospectus of the Trust (the "Trust Prospectus") included in a registration statement on Form N-2 (Registration Nos. 333-41617 and 811-08539). The complete Prospectus for the Common
Stock offering follows immediately. After such Prospectus are the alternate pages for the prospectus to be attached to the Trust Prospectus.
All other pages of the Prospectus for the Common Stock offering will be used in the prospectus to be attached to the Trust Prospectus.


                 SUBJECT TO COMPLETION, DATED MAY 7, 1998

                                            Shares



                              CVS Corporation


                               Common Stock
                        (par value $.01 per share)

                            ------------------

               All the shares of Common Stock offered are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares and the Company will bear certain expenses relating to the registration and sale of the shares.
The Selling Stockholders received the shares offered hereby in connection with the merger of the Company and Arbor Drugs, Inc., which was consummated on March 31, 1998.

               The last reported sale price of the Common Stock, which is listed under the symbol "CVS", on the New York Stock Exchange on May 6, 1998 was $69 3/8 per share. See "Price Range of Common Stock".

               In addition to the offering made hereby, the Selling
Stockholders are offering up to       shares of Common Stock (exclusive of
over-allotment shares) that may be delivered by the CVS Automatic Common Exchange Security Trust (the "Trust") to holders of Trust Automatic Common Exchange Securities (the "Automatic Common Exchange Securities") upon exchange
of such securities on           .  The respective closings of  the offerings
of the Common Stock and the Automatic Common Exchange Securities are not dependent on one another. See "Underwriting".

                            ------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  Initial Public      Underwriting      Proceeds to Selling
                  Offering Price      Discount(1)         Stockholders(2)
                  --------------      ------------      -------------------
Per Share....     $                   $                 $
Total(3).....     $                   $                 $

------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $     payable by the Selling
    Stockholders and $           payable by the Company.

(3) The Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to
    Selling Stockholders will be $       , $        and $       , respectively.
    See "Underwriting".


               The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery through the facilities of
The Depositary Trust Company in New York, New York, on or about           ,
1998, against payment therefor in immediately available funds.

                         -------------------------
Information contained herein is subject to completion or amendment. A registration statements relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.
                         -------------------------


Goldman, Sachs & Co.                                Credit Suisse First Boston

             The date of this Prospectus is                , 1998.






                      [Map of CVS store locations as of  March 28, 1998]
















               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND THE AUTOMATIC COMMON EXCHANGE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".



                           AVAILABLE INFORMATION

               CVS Corporation ("CVS" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the web site that the Commission maintains at http://www.sec.gov. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New
York 10005.

               The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                            ------------------


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents previously filed with the Commission (file No. 1-1011) pursuant to the Exchange Act are incorporated herein by reference:

               1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company Form 10-K");

               2. The Company's Current Reports on Form 8-K filed on February
                  11, 1998, March 4, 1998, March 27, 1998 and April 3, 1998;

               3. The description of the Common Stock, par value $.01 per share, of the Company (the "Common Stock") set forth in the Company's Registration Statement on Form 8-B filed on November 4, 1996; and

               4. All other documents filed by the Company pursuant to Section
                  13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

               The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Attention: Nancy R. Christal, Vice President, Investor Relations, CVS Corporation, 670 White Plains Road, Suite 210, Scarsdale, New York, 10583,
(800) 201-0938.

                            ------------------

               Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.


         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

               This Prospectus contains and incorporates by reference certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations, cost savings and synergies of the Company following the merger with Revco D.S., Inc. ("Revco") and the merger with Arbor Drugs, Inc. ("Arbor"); information concerning the ability of the Company to elevate the performance level of Revco stores following the merger with Revco; information concerning the ability of the Company to continue to achieve significant sales growth; information concerning the Company's belief that it can continue to improve operating performance by relocating existing stores to freestanding locations; information concerning the Company's belief that it can continue to reduce selling, general and administrative expenses as a percentage of net sales; and information concerning the ability of the Company and its key vendors and suppliers to successfully manage issues presented by the Year 2000; as well as those statements preceded by, followed by or that otherwise include the words: "believes", "expects", "anticipates", "intends", "estimates" or other similar expressions. For those statements, CVS claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally or in the markets served by the Company; future regulatory and legislative actions affecting the Company and/or the chain drugstore industry; competition from other drugstore chains, from alternative distribution channels such as supermarkets, membership clubs, other retailers and mail order companies, and from third party plans; and the continued efforts of health maintenance organizations, managed care organizations, patient benefit management companies and other third party payors to reduce prescription drug costs. The forward-looking statements referred to above are also subject to uncertainties and assumptions relating to: the operations and results of operations of the Company following the merger with Revco and the merger with Arbor, including risks relating to the Company's ability to combine the businesses of three major corporations and maintain current operating performance levels during the integration period and the challenges inherent in diverting the Company's management focus and resources from other strategic opportunities and from operational matters for an extended period of time; the Company's ability to continue to secure suitable new store locations on favorable lease terms as it seeks to open new stores and relocate a portion of its existing store base to freestanding locations; the Company's ability to continue to purchase inventory on favorable terms; the Company's ability to attract, hire and retain suitable pharmacists and management personnel; relationships with suppliers; and the impact of inflation.


                                THE COMPANY

               Except as otherwise specified herein, the financial results of the Company set forth below do not include the results of operations of Arbor.

General

               CVS is a leader in the chain drugstore industry in the United States. As of March 31, 1998, after giving effect to the merger with Arbor discussed below, the Company operated approximately 4,100 stores in 25 states in the Northeast, Mid-Atlantic, Midwest and Southeast regions and in the District of Columbia, making CVS one of the largest drugstore chains in the nation in terms of store count. The combined Company is expected to have revenues of approximately $15 billion in 1998. The Company's stores are well positioned, operating in 49 of the top 100 drugstore markets in the country. CVS commands the number one or two share position in approximately 80% of these markets. CVS is also among the industry leaders in terms of store productivity and operating profit margin.

               A primary focus of the Company's operations is its pharmacy business, which represented approximately 54% of total sales for the year. In 1997, the Company dispensed over 225 million prescriptions, making it the largest drugstore chain in the United States in terms of prescriptions filled and pharmacy sales. The Company believes that its pharmacy operations will continue to represent a critical part of its business and strategy due to favorable trends, including an aging American population, greater responsibility being borne by Americans for their healthcare, an increasing demand for retail formats that provide easy access and convenience, discovery of new and better drug therapies, and the need for cost effective healthcare solutions.

               In addition to prescription drugs and services, the Company offers a broad selection of general merchandise, presented in a well-organized fashion, in stores that are designed to be warm, inviting and easy to shop. Merchandise categories include, among other things, over-the-counter drugs, greeting cards, film and photo-finishing services, beauty and cosmetics, seasonal merchandise and convenience foods. The Company also offers over 1,300 products under the CVS private label brand, which accounted for approximately 11% of the Company's front store sales in 1997. Total front store sales, which are generally higher margin than pharmacy sales, represented approximately 46% of total sales for the year.

               On May 29, 1997, CVS merged with Revco in an exchange of stock that was accounted for as a pooling of interests. The merger resulted in CVS becoming one of the largest chain drugstore companies in the United States based on store count. On March 31, 1998, CVS acquired Arbor in an exchange of stock that will be accounted for as a pooling of interests (the "Merger with Arbor"). Arbor stockholders received for each Arbor share 0.3182 shares of Common Stock. Arbor is the leading drugstore chain in southeastern Michigan in terms of store count and sales volume. The Merger with Arbor strengthened CVS' position as one of the nation's leading chain drugstore companies by bringing CVS into a high-growth, contiguous geographic market where CVS previously had no presence.

               The Company's principal executive offices are located at One CVS Drive, Woonsocket, Rhode Island 02895, telephone (401) 765-1500.

Growth Strategies

               The Company focuses on a number of initiatives as part of its strategy to achieve continued growth and build shareholder value. These initiatives are directed toward driving top-line revenue growth, improving operating efficiencies and achieving appropriate returns on capital deployed, and include the following:

Aggressive Store Development

               To support growth in its existing stores, the Company has in place an active remodeling and remerchandising program, which seeks to remodel 20% of the Company's existing stores each year and to remerchandise another 20% each year. In addition, as described more fully below, the Company is actively seeking to relocate many of its strip shopping center locations to freestanding sites. During 1997, the Company opened 287 new stores, including 116 relocations of existing stores, and in 1998 following the Merger with Arbor, expects to open approximately 320 new stores, including approximately 150 relocations. In addition, over the longer term, the Company expects to open 150 to 200 new stores in the Michigan market. During 1997, the Company also began the process of converting all retained Revco stores into the CVS store format. The conversion process consists of three elements: converting the Revco point-of-sale and pharmacy computer systems to CVS' systems, revising the Revco planograms to reflect the CVS merchandise mix and remodeling the Revco stores to the "look and feel" of a CVS store. Both the conversion of Revco's systems and the re-planograms have been completed, with the exception of cosmetics, which will occur as the Revco stores are remodeled. Approximately 900 Revco stores had been remodeled into the CVS "look and feel" as of March 1998 and the Company expects to complete the Revco store remodeling project by the end of November 1998.

               The addition of new stores has played, and will continue to play, a major role in the Company's continued growth. As new stores have been opened, the Company has maintained its objective of securing strong positions in each market that its stores serve. This provides the Company several important advantages, including an ability to save on advertising and distribution costs. It is also an important consideration for managed care providers, who want to provide their members with convenient access to pharmacy services. Management anticipates that most of the planned store openings in 1998 will be based on CVS' 10,125 square foot freestanding prototype, which includes a drive-through pharmacy. New sites will be selected based on convenience, with an emphasis on freestanding locations at traffic controlled intersections.

               Management expects that relocations of existing in-line strip shopping center stores to freestanding locations will account for approximately 50% of store openings over the next several years.
Historically, as a result of their more convenient locations and larger size, relocated stores have historically realized significant improvement in customer count and revenues, driven largely by increased sales of higher margin front store merchandise. Management expects this trend to continue; however, there can be no assurance that similar improvements will be achieved in each geographic market in which the Company operates. See "Cautionary Statement Regarding Forwarding Looking Statements" above. Freestanding locations require properties of approximately 1 1/4 acres to support parking for 40-60 cars. As a result, site selection is also an important aspect of the Company's relocation program.

               Finally, the Company believes that achieving a critical mass in terms of store count and locating stores in desirable geographic markets is essential to competing effectively in the context of the current managed care environment described more fully below. As a result, management believes that the Company's store development program is an important element of its ability to maintain its leadership position in the chain drugstore industry.

Integrated Health Care Provider

               In 1997, pharmacy sales increased 23.6% to $6.9 billion, representing approximately 54% of total sales for the year, compared to pharmacy sales of $5.6 billion in 1996, representing approximately 51% of total sales for such year. In 1997, CVS pharmacies filled an average of approximately 1,200 prescriptions per store per week, which was significantly higher than the average community pharmacy. For the reasons described above, the Company believes that its pharmacy operations will continue to represent a critical part of its business and strategy. See "--General" above.

               CVS believes that the growth of its pharmacy business will continue to be driven by the shift toward managed care plans as a means of controlling healthcare costs. During fiscal 1997, approximately 80% of the Company's pharmacy sales were attributable to payments by third party providers under prescription drug plans, as compared to approximately 76% in 1996. The growth in managed care has substantially increased the use of prescription drugs as managed care providers have (i) made the costs of prescription drugs more affordable to a greater number of people and (ii) supported prescription drug therapy as an alternative to more expensive forms of treatment, such as surgery. In a typical third party payment plan, the Company has a contract with a third party payor, such as an insurance company, a prescription benefit management company, a governmental agency, a private employer, a health maintenance organization or other managed care provider, which agrees to pay for all or a portion of a customer's eligible prescription purchases in exchange for reduced prescription rates. Although third party payment plans provide a high volume of prescription drug sales, such sales typically generate lower gross margins than other prescription drug sales due to the cost containment efforts of these large third party payors and the increasing competition among pharmacies for this business. During 1997, the top 5 third party providers accounted for approximately 36% of CVS' pharmacy sales. Any significant loss of third party provider business could have a material adverse affect on the Company's business and results operations.

               CVS' experience in providing solutions to managed care providers, and its existing store base which affords easy access and convenience to consumers, are factors that should contribute to the Company's continued ability to attract and maintain third party business. In addition, the Company's Rx2000 pharmacy computer system facilitates the management of third party healthcare plans and enables CVS to provide managed care providers with a level of information which the Company believes is unmatched by competitors. By analyzing this data, CVS and its managed care partners are able to evaluate treatment outcomes with an eye toward improving care and containing costs. The Company's emphasis on customer service extends from the expert advice and service that individual customers receive from CVS pharmacists to the managed care portion of the Company's business, where Managed Care Service Teams are responsible for ensuring the high level of service that CVS' managed care partners receive.

               The Company's pharmacy business also continues to benefit from an "independent file buy" program, in which CVS purchases prescription files from one or more independent pharmacies. During 1997, CVS purchased 190 prescription files, each containing an average weekly prescription count of nearly 500, from independent pharmacies. The Company believes that independent file buys are productive investments. In many cases, the independent pharmacist will move to CVS, thereby providing continuity in the pharmacist-patient relationship.

               CVS is committed to being part of an integrated healthcare approach that brings together industry participants such as physicians, pharmaceutical companies, managed care providers and pharmacies in order to provide patients with the best possible care at the lowest cost. The Company's efforts to date have concentrated primarily on two main areas: (i) the operation and expansion of PharmaCare, the Company's prescription benefit management subsidiary, and (ii) the creation of strategic alliances with healthcare partners.

               PharmaCare was established in 1994 and offers managed care providers a full range of prescription benefits management services, including plan design and administration, formulary management, claims processing and generic substitution, with a focus on providing integrated solutions to the delivery of healthcare. PharmaCare has grown considerably and, at the end of 1997, provided managed healthcare services for approximately 5 million people through a preferred national pharmacy network of approximately 40,000 pharmacies. In December 1997, PharmaCare merged with Revco's prescription benefit management subsidiary, RxConnections, and assumed Revco's mail order pharmacy operations, thereby strengthening and broadening PharmaCare's service network.

               One of the features that sets PharmaCare apart from other prescription benefit management providers is its proprietary Clinical Information Management System ("CIMS"). CIMS enables CVS pharmacists to work more efficiently with physicians by facilitating communication and information-sharing, with the objective of improving patient care and reducing costs. Approximately 20,000 physicians are currently using CIMS, which began with only 500 physicians in 1994. In addition, PharmaCare plays an increasing role in healthcare management through integrated partnerships with several large managed care providers.

               CVS also pursues strategic alliances with healthcare partners to develop products and services that create new opportunities for revenue and profit growth. For example, CVS has entered into a joint venture called CVS Health Connection, with Pfizer Health Solutions, Inc., a subsidiary of Pfizer, Inc. Through this partnership, community health screening centers are established in CVS store settings. The first CVS Health Connection center opened in September 1997 in a New Bedford, Massachusetts CVS store. Harvard Pilgrim Healthcare, one of the nation's largest and most progressive HMOs, has contracted to offer health screening services to its members through this center.

Effective Execution at Retail

               The Company's front store merchandising strategies are designed to improve customer satisfaction, selection and convenience, and establish CVS stores as a destination for a growing number of front store merchandise categories such as greeting cards, film and photo-finishing services, beauty and cosmetics, seasonal merchandise, convenience foods and over-the-counter drugs. CVS' 10,125 square-foot free-standing prototype stores have helped enable the Company to improve store layout, convenience and selection through the addition of product categories and the enhancement of assortments within product categories. In addition, over the past several years, the Company has made significant investments in systems and technology to respond more effectively to customer needs, manage inventory and control costs.

               Through its point-of-sale scanning technology, CVS has developed an advanced retail data base that has enabled the Company to adopt a category management approach to front-end merchandising. Through category management, CVS works in partnership with major suppliers to refine and tailor assortments within product categories to the specific purchasing preferences of customers within each market. Category management enables the Company to analyze the impact of pricing, promotion and mix on a category's sales and profitability and develop tactical merchandising plans for each category by market.

               The Company believes that effective category management increases customer satisfaction and that its category management approach has been a primary factor in its front store comparable sales gains and improved gross margins. In addition, the Company believes that its ability to satisfy customers through category management will be enhanced through its implementation of supply chain management. Supply chain management is designed to more effectively link CVS' stores and distribution centers with suppliers to speed the delivery of merchandise to CVS stores in a manner that both reduces out-of-stock positions and lowers CVS' investment in inventory. The Company expects to see tangible benefits of its supply chain management project beginning in 1998.

               CVS strives to provide the highest levels of service to its customers and partners. As a result, the Company devotes considerable time and attention to people, systems and high service standards. The Company places an emphasis on attracting and training friendly and helpful associates to work both in CVS stores and throughout the CVS organization. Each CVS store receives a formal customer service evaluation twice per year, based on a mystery shopper program, customer letters and calls and market research. The priority that CVS places on customer service extends into the managed care portion of its business as well. In every market, a Managed Care Service Team is responsible for ensuring that managed care partners are receiving high levels of service. CVS pharmacists consistently rank at the top of the industry on measurements of trust, relationship-building and accessibility. This high level of service and expertise has played a key role in enabling the growth of CVS' pharmacy operations.

Expected Benefits of the Mergers

               The chain drugstore industry has recently undergone rapid consolidation. In this environment, CVS management believes that achieving a critical mass of stores in appropriate geographic markets is essential to competing effectively in the chain drugstore industry as well as with alternative distribution channels.

               Revco. The integration of Revco has proceeded according to management's expectations. CVS achieved the anticipated costs savings of $40 million in 1997 and management believes it is on track to achieve annual cost savings of $100 million, beginning in 1998. See "Cautionary Statement Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Revco Integration Update".

               Arbor. The Merger with Arbor presented an opportunity to acquire a high-quality company in an industry where there is a diminishing number of suitable acquisition candidates.

               Importantly, the Merger with Arbor met each of CVS' three criteria for strategic acquisitions: (i) acquisitions should be accretive to earnings before one-time merger-related charges; (ii) acquisitions should enable CVS to achieve a leadership position in new markets; and (iii) there should exist upside potential to improve the operations and profitability of an acquired business.

               CVS expects that the Merger with Arbor will be accretive to earnings (before one-time merger-related charges) in the first full year of combined operations. CVS expects to achieve cost savings from the combined operations of about $30 million annually, principally through the closing of Arbor's headquarters, the achievement of economies of scale in advertising, distribution and other operational areas, and the spreading of its investments in information technology over a broader store base. See "Cautionary Statement Regarding Forward-Looking Statements".

               The Merger with Arbor also provided CVS with a leading presence in the Detroit metropolitan area, the nation's fourth largest drug retail market, where CVS previously had no presence and is expected to help position the Company to sustain long-term growth.

               CVS management also believes that upside potential exists in the ability for each organization to learn from applying the strengths of the other. For example, CVS believes that CVS' expertise in cosmetics and the depth of CVS' private label can be applied to Arbor stores, and that Arbor's expertise in photo-finishing and in seasonal and general merchandise can be applied to CVS stores.

               Both CVS and Arbor have similar business philosophies focusing on high-quality real estate, strong personnel and taking care of the customer. Management believes that the compatibility between the parties in philosophies, culture, store size and format and merchandise strategy should facilitate a relatively smooth integration of the companies.


                            RECENT DEVELOPMENTS

               On May 6, 1998 CVS announced results for the first quarter ended March 28, 1998. Such financial results do not reflect the impact of the Merger with Arbor.

               Net sales for the first quarter of 1998 increased 5.5% to $3.3 billion from $3.2 billion during the same period last year. Same store sales rose 7.3% for the quarter, while pharmacy same store sales increased 14.4%. Pharmacy sales were approximately 57% of total sales for the quarter.

               For the first quarter, net earnings increased 46.7% to $121.3 million, or $0.67 per diluted share, from $82.7 million, or $0.47 per diluted share, during the same period last year. Excluding the after-tax effect of the $31.0 million restructuring charge recorded in 1997, comparable first quarter net earnings were $101.8 million, or $0.58 per diluted share in 1997.

               Such results in the first quarter reflect strong operating performance, particularly in light of the difficult comparisons due to the shift in the Easter selling season and 1997's extended flu season. On a comparable basis before the restructuring charge recorded in 1997, operating profit increased 15% for the quarter. This was driven not only by sales growth, but also by the significant improvement in selling, general and administrative expenses.


                              USE OF PROCEEDS

               CVS will not receive any proceeds from the sale of shares of Common Stock or the Automatic Common Exchange Securities. All of the shares of Common Stock (including shares deliverable upon exchange of the Automatic Common Exchange Securities) are beneficially owned by the Selling Stockholders.


                        PRICE RANGE OF COMMON STOCK

               The Common Stock is traded on the NYSE under the symbol "CVS". The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Common Stock as reported on the NYSE Composite Transaction Tape and the cash dividends declared by the Company per share of Common Stock. In October 1996, the Company distributed 100% of the common stock of Footstar, Inc. ("Footstar"), formerly a wholly owned subsidiary of CVS, in the form of a stock dividend, to its stockholders. The stock prices shown in the table are actual trading prices and do not reflect adjustments for the when-issued price of Footstar prior to October 16, 1996 (the date on which Footstar common stock commenced trading regular way on the NYSE).

                                                               Market Price             Cash
                                                           -------------------        Dividends
                                                             High        Low          Declared
                                                           ---------   -------        ---------
1996
  First Quarter....................................        $36 3/8     $27 1/4          $0.11
  Second Quarter...................................         44 1/2      35 1/4           0.11
  Third Quarter....................................         46          36 5/8           0.11
  Fourth Quarter...................................         44 3/4      36 3/8           0.11
1997
  First Quarter....................................        $48         $39              $0.11
  Second Quarter...................................         53 3/4      44 1/4           0.11
  Third Quarter....................................         60          50 7/8           0.11
  Fourth Quarter...................................         70          54 5/8           0.11
1998
  First Quarter....................................         77 13/16    60 7/8          $0.11
  Second Quarter (through May 6, 1998).............         80          68 7/16          0.11



               On May 6, 1998, the last reported sale price of the Common Stock was $69(3)/(8). As of March 28, 1998, there were approximately 9,900 holders of record of the Common Stock.


                              DIVIDEND POLICY

               Future dividends on the Common Stock will depend upon the Company's results of operations, financial condition, capital expenditure program and other factors, some of which are beyond the Company's control. There can be no assurance as to whether or when the Company's Board of Directors will change the current policy regarding dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".



       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        (In millions, except per share amounts and operating data)

               The following table sets forth selected consolidated financial data for CVS and its subsidiaries. The audited consolidated financial statements of the Company for the three years ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent public accountants, whose audit report is also incorporated herein by reference. The selected historical consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto incorporated herein by reference to the Company Form 10-K and are not necessarily indicative of future results. The following selected historical consolidated financial and operating data does not reflect the Merger with Arbor.

                                                                                     Year ended December 31,
                                                                        -----------------------------------------------
                                                                           1995              1996              1997
                                                                        ---------         ----------         ----------
Results of Operations:
 Net sales......................................................         $9,763.4          $10,944.8         $12,738.2
 Gross margin...................................................          2,746.9            3,052.1           3,439.7
 Comparable gross margin(1).....................................          2,746.9            3,052.1           3,514.7
 Operating profit...............................................            230.7              540.8             199.8
 Comparable operating profit(2).................................            445.7              553.6             717.5
 Earnings from continuing operations before extraordinary
   item.........................................................             57.8              340.8              37.3
 Comparable earnings from continuing operations before
   extraordinary item(3)........................................            184.7              275.2             380.1
 Net earnings (loss)............................................           (572.8)             176.6              37.7
 Net earnings (loss) available to common shareholders...........           (589.8)             162.1              24.0
 Dividends declared.............................................            184.3               68.6              82.2

Per Common Share:
 Earnings from continuing operations before extraordinary
   item:
      Basic.....................................................             $0.25              $1.97             $0.14
      Diluted...................................................              0.25               1.92              0.14
 Comparable earnings from continuing operations before
   extraordinary item:(3)
      Basic.....................................................              1.02               1.58              2.16
      Diluted...................................................              1.02               1.55              2.12
 Net earnings (loss):
      Basic.....................................................             (3.60)              0.98              0.14
      Diluted...................................................             (3.59)              0.98              0.14
 Dividends......................................................              1.52               0.44              0.44
Percentage of Net Sales:
 Gross margin...................................................             28.1%              27.9%             27.0%
 Comparable gross margin(1).....................................             28.1               27.9              27.6
 Operating profit...............................................              2.4                4.9               1.6
 Comparable operating profit(2).................................              4.6                5.1               5.6
 Earnings from continuing operations before extraordinary
   item.........................................................              0.6                3.1               0.3
 Comparable earnings from continuing operations before
   extraordinary item(3)........................................              1.9                2.5               3.0
 Net earnings (loss)............................................             (5.9)               1.6               0.3
Balance Sheet Data:
 Net working capital............................................         $1,317.7           $1,406.1            $830.0
 Total assets...................................................          6,335.6            5,693.7           5,636.9
 Total long-term debt...........................................          1,027.6            1,184.3             272.6
      Total shareholders' equity................................          2,392.8            2,196.4           2,361.4
Operating Data:
      Number of stores (at last period end).....................          3,520             4,008             3,888
      Same store sales increase(4)..............................           8.8%              8.7%              9.8%
      Pharmacy same store sales increase(4).....................          13.9%             13.3%             16.7%

----------------------------
(1) Comparable gross margin excludes the pre-tax effect of the $75.0 million ($49.9 million after-tax) non-recurring charge in 1997 related to the markdown of non-compatible Revco merchandise (the "Revco Inventory Markdown").

(2) Comparable operating profit excludes the pre-tax effect of the following non-recurring charges: (i) in 1997, the $411.7 million ($273.7 million after-tax) CVS/Revco Restructuring Charge (as defined below) related to the merger with Revco, the Revco Inventory Markdown discussed in Note (1) above, and $31.0 million ($19.1 million after-tax) related to the restructuring of Big B, Inc., (ii) in 1996, $12.8 million ($6.5 million after-tax) related to the failed merger of Rite Aid Corporation and Revco and (iii) in 1995, $165.5 million ($97.7 million after-tax) related to the CVS Strategic Restructuring Program and the early adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and $49.5 million ($29.1 million after-tax) related to the Company changing its policy from capitalizing internally developed software cost to expensing the costs as incurred, outsourcing certain technology functions and retaining certain employees until their respective job functions were transitioned. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations".

(3) Comparable earnings from continuing operations before extraordinary item and comparable earnings per common share from continuing operations before extraordinary item exclude the after-tax effect of the charges discussed in Note (1) and Note (2) above and the $121.4 million ($72.1 million after-tax) gain on sale of securities in 1996.

(4) Same store sales data is calculated based on the change in sales commencing after a new store has been opened twelve months. The first twelve months a store is open are not included in the same store calculation. Relocations are included in same store sales. The increase in same store sales for 1995 excludes the impact of Revco sales.



                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF


               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Except where otherwise specified, the following discussion reflects the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company Form 10-K. As a result, the following discussion does not reflect the results of operations of Arbor. In addition, all references to the Notes to the consolidated financial statements refer to the Company's consolidated financial statements and related notes thereto incorporated herein by reference to the Company Form 10-K.

Merger with Arbor

               The Merger with Arbor established CVS as the nation's top chain drug retailer based on store count and prescriptions dispensed. The combined company is expected to have revenues of approximately $15 billion in 1998 and approximately 4,100 stores in 25 states and the District of Columbia, and is expected to dispense approximately 12% of the retail prescriptions in the United States. CVS acquired Arbor in an exchange of stock that will be accounted for as a pooling of interests transaction, tax free to Arbor shareholders. See "The Company--General".

               In the second quarter of 1998, the Company expects to record one-time merger-related charges of approximately $19 million relating to transaction costs from the Merger with Arbor and approximately $75.0 million (after-tax) relating to severance and other integration-related expenses that will be incurred in connection with the Merger with Arbor.

Merger with Revco

                On May 29, 1997, CVS completed a merger with Revco, pursuant to which approximately 60.3 million shares of CVS Common Stock were issued in exchange for all of the outstanding common stock of Revco. Each outstanding share of Revco common stock was exchanged for 0.8842 of a share of CVS Common Stock. In addition, outstanding Revco employee stock options were converted at the same exchange ratio into options to purchase approximately 3.3 million shares of CVS Common Stock.

               Subsequent to the merger with Revco, and pursuant to a consent decree with the Federal Trade Commission entered into in connection with the merger with Revco, the Company divested 120 Revco stores, primarily in the Richmond and Tidewater area of Virginia.

Accounting Treatment For the Merger with Revco

                The merger with Revco, which constituted a tax-free reorganization, has been accounted for as a pooling of interests under Accounting Principles Board ("APB") Opinion No. 16, "Accounting For Business Combinations". Accordingly, all prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Revco as if it had always been part of CVS.

               Prior to the merger with Revco, Revco's fiscal year ended on the Saturday closest to May 31. In recording the business combination, Revco's consolidated financial statements for the fiscal years ended June 1, 1996 and June 3, 1995 have been restated to reflect a December 31 year-end, to conform with CVS' fiscal year-end.

               Revco's cost of sales and inventories have been restated from the last-in, first-out method to the first-in, first-out method in order to conform to CVS' accounting method for inventories. The impact of the restatement was to increase earnings from continuing operations by $13.5 million in 1996 and $11.9 million in 1995.

               There were no material transactions between CVS and Revco prior to the merger with Revco. Certain reclassifications have been made to Revco's historical consolidated financial statements to conform to CVS' presentation.

               In accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)", the Company recorded a charge to operating expenses of $411.7 million in the second quarter of 1997 for direct and other merger-related costs pertaining to the merger transaction and certain restructuring activities (the "CVS/Revco Restructuring Charge").

               Following is a summary of the significant components of the CVS/Revco Restructuring Charge:

                                   CVS/Revco
                                 Restructuring      Utilized      Balance at
                                    Charge          in 1997        12/31/97
                                 -------------     ----------     ----------
                                                (in millions)
Merger transaction costs....        $35.0            $32.1            $2.9
Restructuring costs:
   Employee severance.......         89.8             37.4            52.4
   Exit costs...............        286.9            126.1           160.8
                                   ------           ------          ------
                                   $411.7           $195.6          $216.1
                                   ======           ======          ======


               Merger transaction costs related to the merger with Revco primarily include fees for investment bankers, attorneys, accountants, financial printers and other related charges. Restructuring activities primarily relate to the consolidation of administrative functions. These actions resulted in the reduction of approximately 1,000 employees, primarily in Revco's Twinsburg, Ohio headquarters, and will include the consolidation and closure of certain facilities. Exit costs primarily relate to activities such as the cancellation of lease agreements, closing of certain facilities and the write-down of unutilized fixed assets.

               Asset write-offs included in the above charge totaled $53.7 million. The balance of the pre-tax charge, $358.0 million, will require cash outlays of which $164.8 million had been incurred as of December 31, 1997.
The remaining balance, $193.2 million, which primarily includes non-cancellable operating lease commitments and severance, is expected to be incurred in 1998 and beyond.

               The Company also recorded a $75 million charge to cost of goods sold in the second quarter of 1997 to reflect markdowns on non-compatible Revco merchandise.

               See Note 1 to the consolidated financial statements for further information about the merger with Revco.

Revco Integration Update

               CVS is pleased to report that the integration of Revco is proceeding according to expectations. Specifically:

* CVS has completed the conversion of all of Revco's back-end systems to CVS' back-end systems, enabling all merchandising and purchasing decisions to be made from CVS' headquarters.

* CVS has completed the conversion of all of Revco's store systems, both point-of-sale and pharmacy, to CVS' store systems.

* CVS has remodeled approximately 700 Revco stores to "look and feel" like a CVS store. The Company expects to have the remaining Revco stores remodeled before the end of 1998.

* With the exception of cosmetics, CVS has converted the inventory in all Revco stores to the CVS merchandise mix. The Company expects to complete the conversion of cosmetics in the remodeled Revco stores during the first half of 1998, following the receipt of tailored cosmetics fixtures from vendors. The Company expects to complete the remaining Revco stores as they are remodeled during 1998.

*     The former Revco headquarters in Twinsburg, Ohio has been closed.

* CVS achieved the anticipated costs savings of $40 million in 1997 and believes it is on track to achieve annual cost savings of $100 million, beginning in 1998. The achievement of future costs savings is subject to the uncertainties discussed in the "Cautionary Statement Concerning Forward Looking Statements" section above.

Acquisition of Big B, Inc.

               In November 1996, the Company completed a cash tender offer (the "Offer") for the common stock of Big B, Inc. ("Big B") resulting in the Company owning approximately 85% of Big B's common stock. In December 1996, the Company completed a second step acquisition in which all of the remaining Big B common stock was acquired at the same cash price paid in the Offer. The aggregate transaction value, including the assumption of $49.3 million of Big B debt, was $423.2 million.

               The acquisition of Big B was accounted for as a purchase business combination under APB Opinion No. 16. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired ("Goodwill") of approximately $249 million, which is being amortized on a straight-line basis over 40 years. Big B's results of operations have been consolidated with the Company's results of operations beginning November 16, 1996.

               See Note 5 to the consolidated financial statements for further information about the Big B acquisition.

CVS Strategic Restructuring Program

               In November 1997, the Company completed the final phase of its comprehensive strategic restructuring plan (the "CVS Strategic Restructuring Program"), first announced in October 1995 and subsequently refined in May 1996 and June 1997. The restructuring plan included, among other things:

*     The sale of four operating businesses (completed during 1995 and 1996).

*     The spin-off of Footstar, Inc. ("Footstar") (completed in October 1996).

* The initial public offering of 67.5% of the shares of common stock of Linens 'n Things, Inc. (completed in December 1996).

*     The sale of Bob's Stores (completed in November 1997).

* The elimination of certain corporate overhead costs (completed during 1995 and 1996).

               In June 1997, the Company sold its remaining 32.5% ownership interest in Linens 'n Things, Inc.

               The CVS Strategic Restructuring Program was completed without significant changes to the plan approved by the Board of Directors. As part of completing this program, the Company recorded, as a component of discontinued operations, a pre-tax charge of approximately $35 million during the second quarter of 1997 to finalize certain liabilities accrued for in the 1996 Restructuring Charge (as defined below).

               See Note 3 to the consolidated financial statements for further information about the CVS Strategic Restructuring Program.

Results of Operations

               The following discussion should be read in conjunction with the Company's consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 which are incorporated herein by reference to the Company 10-K.

               As discussed above, the merger with Revco has been accounted for as a pooling of interests under APB Opinion No. 16. Accordingly, all prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Revco as if it had always been part of CVS.

               The results of operations of the Company's former footwear, apparel and toys and home furnishings segments have been classified as discontinued operations in the accompanying consolidated condensed statements of operations for all periods presented. See " --CVS Strategic Restructuring Program" above and Note 3 to the consolidated financial statements for further information. The following discussion, therefore, focuses primarily on continuing operations.

1997 versus 1996

               Net sales for 1997 increased $1.8 billion or 16.4% to $12.7 billion, compared to $10.9 billion in 1996. Same store sales rose 9.8%, with pharmacy same store sales increasing 16.7%. Pharmacy sales were 54% of total sales in 1997, compared to 51% of total sales in 1996.

               The growth in front store sales was primarily driven by increases in categories such as greeting cards, film and photofinishing, beauty and cosmetics, convenience foods, private label and seasonal merchandise. Growth in pharmacy sales was driven primarily by (i) increased penetration into managed care markets, (ii) the purchase of prescription files from independent pharmacies and (iii) favorable trends, including an aging American population, greater responsibility being borne by Americans for their healthcare, an increasing demand for retail formats that provide easy access and convenience, discovery of new and better drug therapies, and the need for cost effective healthcare solutions (collectively, the "Pharmacy Sales Factors"). Both front store and pharmacy sales were positively impacted by the Big B acquisition effective November 16, 1996. Excluding the positive impact of the Big B acquisition, net sales increased 11.1% in 1997, compared to 1996.

               Gross margin for 1997 increased $387.6 million or 12.7% to $3.4 billion, compared to $3.1 billion in 1996. During the second quarter of 1997, the Company recorded a charge of $75.0 million to cost of goods sold to reflect markdowns on non-compatible Revco merchandise (the "Revco Inventory Markdown"). Excluding the effect of the Revco Inventory Markdown, gross margin increased $462.6 million or 15.2% to $3.5 billion.

               Gross margin as a percentage of net sales for 1997 was 27.0%, compared to 27.9% of net sales in 1996. Excluding the effect of the Revco Inventory Markdown, gross margin as a percentage of net sales was 27.6% for 1997. The decline in comparable gross margin as a percentage of net sales was primarily due to the continued increase in lower gross margin third party prescription sales and the increase in pharmacy sales as a percentage of total sales (collectively, the "Pharmacy Gross Margin Factors").

               In recent years, the Company has experienced a reduction in pharmacy gross margin due to the efforts of managed care organizations and other third party payors to reduce prescription drug costs. To address this trend, in certain circumstances, the Company has declined to participate in certain third party programs that failed to satisfy minimum profitability
standards.   In the event this trend continues and the Company decides to decline participation in additional third party programs and/or terminate programs that fall below minimum profitability standards, the Company may be unable to sustain its current rate of sales growth.

               Total operating expenses for 1997 were $3.2 billion or 25.4% of net sales, compared to $2.5 billion or 22.9% of net sales in 1996. In order to properly evaluate the Company's total operating expenses in these periods, it is important to note the following non-recurring charges:

* During the second quarter of 1997, the Company recorded the CVS/Revco Restructuring Charge. For further information about this charge, see "--Accounting Treatment For the Merger with Revco" above.

* During the first quarter of 1997, the Company recorded a $31.0 million charge for certain non-capitalizable costs associated with the restructuring of Big B, which the Company acquired in 1996 (the "Big
      B Restructuring Charge"). The significant components of this charge included: $5.3 million for store, distribution and system conversion costs, $18.7 million for store closing costs and $7.0 million for duplicate headquarters and administration costs. In accordance with EITF Issue No. 94-3, this charge includes accrued liabilities related to certain exit plans for identified stores and duplicate corporate facilities, such as the cancellation of lease agreements and the write-down of unutilized fixed assets. These exit plans do not benefit the future activities of the retained stores or corporate facilities.

* During the second quarter of 1996, the Company recorded a $12.8 million charge upon Rite Aid Corporation's announcement that it had withdrawn its tender offer to acquire Revco (the "Rite Aid Charge").

               Excluding the CVS/Revco Restructuring Charge and the Big B Restructuring Charge in 1997 and the Rite Aid Charge in 1996, comparable operating expenses for 1997 were $2.8 billion or 22.0% of net sales, compared to $2.5 billion or 22.8% of net sales in 1996. The improvement in comparable operating expenses as a percentage of net sales was primarily due to the benefits derived from: (i) sales in the Company's existing store base growing at a faster rate than operating costs, (ii) the CVS Strategic Restructuring Program, (iii) the consolidation of CVS' and Revco's administrative functions,
(iv) store operating improvements and (v) key technology investments such as the Company's Rx2000 Pharmacy System, CVS Rapid Refill System, Pharmacy Data Warehouse, Point-of-Sale System, Retail Data Warehouse and Field Management System.

               Operating profit for 1997 decreased $341.0 million to $199.8 million, compared to $540.8 million in 1996. Excluding the effect of the Revco Inventory Markdown, the CVS/Revco Restructuring Charge and the Big B Restructuring Charge in 1997 and the Rite Aid Charge in 1996 (collectively, the "Noted Charges"), comparable operating profit increased $163.9 million or 29.6% to $717.5 million in 1997, compared to $553.6 million in 1996. Comparable operating profit as a percentage of net sales was 5.6% for 1997, compared to 5.1% of net sales in 1996.

               Other (expense) income, net for 1997 amounted to an expense of $44.8 million, compared to income of $51.3 in 1996. The decrease in 1997 was primarily due to the $121.4 million gain that was realized during 1996 upon the sale of certain equity securities that were received as part of the proceeds from the sale of Marshalls to The TJX Companies, Inc. (the "TJX Gain"). The effect of the TJX Gain in 1996 was offset, in part, by a $30.9 million decrease in net interest expense in 1997. The decrease in net interest expense was primarily due to the lower average borrowing levels that resulted primarily from the Revco Debt Retirement. For further discussion, see "--Revco Debt Retirement" below.

               Earnings from continuing operations before extraordinary item for 1997 decreased $303.5 million to $37.3 million or $0.14 per diluted share, compared to $340.8 million or $1.92 per diluted share in 1996. Excluding the effect of the Noted Charges and the TJX Gain, comparable earnings from continuing operations before extraordinary item increased $104.8 million or 38.1% to $380.1 million, or $2.12 per diluted share in 1997, compared to $275.2 million, or $1.55 per diluted share in 1996.

               Discontinued operations. During the second quarter of 1997, the Company sold its remaining investment in Linens 'n Things, Inc. for total proceeds of approximately $147 million, which resulted in a pre-tax gain of approximately $65 million. This gain has been reflected in discontinued operations. In conjunction with recording this gain, the Company recorded a pre-tax charge of approximately $35 million in discontinued operations to finalize certain liabilities accrued for as part of the CVS Strategic Restructuring Program. During the second quarter of 1996, the Company recorded, as a component of discontinued operations, a pre-tax charge of $235.0 million (the "1996 Restructuring Charge") after receiving approval from its Board of Directors to implement (i) a formal plan to separate
Linens 'n Things, Inc. and Bob's Stores from the Company and (ii) a formal plan to convert 80 - 100 Thom McAn's stores to the Footaction store format and to sell or close the remaining Thom McAn stores, and thereby exit the Thom McAn business by mid-1997. See "--CVS Strategic Restructuring
Program" above and Note 3 to the consolidated financial statements for further information about the CVS Strategic Restructuring Program.

               Extraordinary item represents a $17.1 million after-tax charge that was recorded in the second quarter of 1997 as a result of the Revco Debt Retirement. This charge includes early retirement premiums and the write-off of unamortized finance costs. For further discussion, see "--Revco Debt Retirement" below.

               Net earnings for 1997 were $37.7 million, or $0.14 per diluted share, compared to $176.6 million or $0.98 per diluted share, in 1996.

1996 versus 1995

               Net sales for 1996 increased $1.2 billion or 12.1% to $10.9 billion, compared to $9.8 billion in 1995. Same store sales rose 8.7%, with pharmacy same store sales increasing 13.3%. Pharmacy sales were 51% of total sales in 1996 and 1995.

               The growth in front store sales was primarily driven by increases in categories such as greeting cards, film and photo-finishing, beauty and cosmetics, convenience foods, private label and seasonal merchandise. Growth in pharmacy sales was primarily driven by the Pharmacy Sales Factors defined in "--1997 versus 1996" above.

               Gross margin for 1996 increased $305.2 million or 11.1% to $3.1 billion, compared to $2.7 billion in 1995.

               Gross margin as a percentage of net sales for 1996 was 27.9%, compared to 28.1% of net sales in 1995. The decline in 1996 was primarily due to the Pharmacy Gross Margin Factors defined in "--1997 versus 1996" above.

               Total operating expenses for 1996 were $2.5 billion or 22.9% of net sales, compared to $2.5 billion or 25.8% of net sales in 1995. In order to properly evaluate the Company's total operating expenses in these periods, it is important to note the following non-recurring charges:

* During the second quarter of 1996, the Company recorded the $12.8 million Rite Aid Charge.

* During the fourth quarter of 1995, the Company recorded a pre-tax charge of $872.0 million when its Board of Directors approved the CVS Strategic Restructuring Program (the "1995 Restructuring Charge"). $160.6 million of this charge pertained to continuing operations. The amount recorded in continuing operations primarily includes costs associated with (i) exiting certain geographic markets, (ii) closing duplicate warehouse facilities and (iii) closing the Company's corporate headquarters in Rye, New York. These costs primarily include asset write-offs, closed store and warehouse lease liabilities and employee severance. The balance of the charge, $711.4 million, was reflected as a component of discontinued operations. See "--CVS Strategic Restructuring Program" above and Note 3 to the consolidated financial statements for further information about the CVS Strategic Restructuring Program.

* During the fourth quarter of 1995, the Company changed its policy from capitalizing internally developed software costs to expensing the costs as incurred and recorded a charge of $74.5 million (the "Accounting Change"), $37.8 million of which pertained to continuing operations.
      The effect of the change in accounting principle has been treated as a change in accounting principle that is inseparable from the effect of the change in accounting estimate. See "--Accounting Changes" below and
      Note 2 to the consolidated financial statements for further information about this charge.

* During the fourth quarter of 1995, the Company recorded, as a component of operating expenses, the following non-recurring charges: (i) $11.6 million related to outsourcing certain technology functions and retaining certain employees until their respective job functions were transitioned, and (ii) $5.0 million related to the write-down of certain fixed and intangible assets as a result of the Company's early adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (collectively, the "Special Charges"). See "--Accounting Changes" below and Note 2 to the consolidated financial statements for further information about these charges.

               Excluding the Rite Aid Charge in 1996 and the 1995 Restructuring Charge, the Accounting Change and the Special Charges in 1995, comparable operating expenses for 1996 were $2.5 billion or 22.8% of net sales, compared to $2.3 billion or 23.6% of net sales in 1995. The improvement in comparable operating expenses as a percentage of net sales was primarily due to the benefits derived from: (i) sales in the Company's existing store base growing at a faster rate than operating costs, (ii) the CVS Strategic Restructuring Program, (iii) store operating improvements and
(iv) key technology investments.

               Operating profit for 1996 increased $310.1 million to $540.8 million, compared to $230.7 million in 1995. Excluding the Rite Aid Charge in 1996 and the 1995 Restructuring Charge, the Accounting Change and the Special Charges in 1995, comparable operating profit increased $107.9 million or 24.2% to $553.6 million in 1996, compared to $445.7 million in 1995. Comparable operating profit as a percentage of net sales was 5.1% for 1996, compared to 4.6% of net sales in 1995.

               Other (expense) income, net for 1996 amounted to income of $51.3 million, compared to an expense of $114.5 million in 1995. This increase was primarily due to the TJX Gain in 1996. In addition, net interest expense decreased $38.8 million in 1996 to $75.7 million, compared to $114.5 million in 1995. The decrease in net interest expense was primarily due to lower average borrowing levels.

               Earnings from continuing operations for 1996 increased $283.0 million to $340.8 million, compared to $57.8 million in 1995. Excluding the Rite Aid Charge and the TJX Gain in 1996 and the 1995 Restructuring Charge, the Accounting Change and the Special Charges in 1995, comparable earnings from continuing operations increased $90.5 million or 49.0% to $275.2 million, or $1.55 per diluted share in 1996, compared to $184.7 million, or $1.02 per diluted share in 1995.

               Discontinued operations. During the second quarter of 1996, the Company recorded the 1996 Restructuring Charge. During the fourth quarter of 1995, the Company recorded the 1995 Restructuring Charge. See "--CVS
Strategic Restructuring Program" above and Note 3 to the consolidated financial statements for further information.

               Net earnings for 1996 were $176.6 million or $0.98 per diluted share, compared to a net loss of $572.8 million or $3.59 per diluted share in 1995.

Seasonality

               The Company's business normally generates higher revenue during the holiday season in its fourth quarter. In each of the fiscal years ended December 31, 1997, 1996 and 1995, the fourth quarter accounted for approximately 26%, 28% and 28% of the Company's net sales, respectively.

Liquidity & Capital Resources

               The following discussion should be read in conjunction with the Company's consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997.

               The Company's financial condition remained strong at the end of 1997. Management's aggressive focus on working capital combined with the proceeds received from: (i) the sale of the Company's 32.5% ownership interest in Linens 'n Things, Inc., (ii) the sale of Bob's Stores, (iii) the sale of certain Revco stores, and (iv) the sale of certain notes receivable that were received as a portion of the proceeds from the sale of certain businesses, allowed the Company to reduce its total debt position by approximately $422.4 million during the year to $779.8 million at December 31, 1997.

Revco Debt Retirement

      Following the completion of the merger with Revco:

      * On May 30, 1997, the Company repaid $600 million of bank debt outstanding under Revco's revolving credit facility.

      * On June 30, 1997, the Company redeemed all $144.9 million aggregate principal amount of the Revco 10.125% Senior Notes at 105% of the principal amount plus accrued interest.

      * In July 1997, the Company completed a tender offer pursuant to which it repurchased $120.8 million of the $140.0 million aggregate principal amount of the Revco 9.125% Senior Notes at an average price of 104.61% of the principal amount plus accrued interest.

               As a result of above (collectively, the "Revco Debt Retirement"), the Company recorded an after tax-charge of $17.1 million during the second quarter of 1997. This charge, which includes early retirement premiums and the write off of unamortized finance costs, has been classified as an extraordinary item in the accompanying consolidated statements of operations.

               The Revco Debt Retirement was financed with cash on hand and borrowings under the Company's commercial paper program. See Note 7 to the consolidated financial statements for further information about the Revco Debt Retirement.

               On January 15, 1998, the Company redeemed the remaining $19.2 million aggregate principal amount of the Revco 9.125% Senior Notes at 103% of principal plus accrued interest.

Goodwill

               In connection with certain acquisitions which were accounted for as purchase business combinations under APB Opinion No. 16, the Company recorded goodwill in the amount of $776.9 million, representing the excess of the cost of the net assets acquired over their fair value. Goodwill is being amortized on a straight-line basis generally over periods of 40 years. At December 31, 1997, the unamortized portion of goodwill totaled $711.3 million.

               Although goodwill amortization has no impact on the Company's cash flows, the impact on annual earnings is approximately $19.4 million. This amount is included in depreciation and amortization.

               The Company evaluates goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing its evaluation, the Company compares estimated future cash flows to the carrying amount of the goodwill. If the carrying amount of the goodwill exceeds the expected future cash flows, the Company considers the goodwill to be impaired and records an impairment loss. Based on the Company's analysis of future cash flows, management believes that goodwill is not presently impaired.

Sources of Liquidity

               The Company has three primary sources of liquidity: (i) cash provided by operations, (ii) commercial paper and (iii) uncommitted lines of credit.

               The Company issues commercial paper to finance, in part, its seasonal inventory requirements and capital expenditures. The commercial paper program is supported by a $670 million, five year unsecured revolving credit facility which expires on May 30, 2002 (the "Credit Facility"). The Credit Facility contains customary financial and operating covenants. Management believes that the restrictions contained in these covenants do not materially affect the Company's financial flexibility.

               The Company can also obtain up to $220 million of short-term financing through various uncommitted lines of credit.

               Management believes that the Company's cash on hand and cash provided by operations, together with its ability to obtain additional short-term and long-term financing, will be sufficient to cover its working capital needs, capital expenditure, debt service requirements and future cash outlays associated with the merger with Revco and the Merger with Arbor.

Year 2000

               Since 1995, the Company has been actively addressing the nature and impact of issues presented by the Year 2000. Accordingly, management expects to identify and complete all modifications required to support the Year 2000 in a timely manner and believes that the cost of such modifications will not have a material impact on the Company's results of operations, liquidity or capital resources. The Company has also communicated with its key vendors and suppliers to identify the nature and potential impact of issues presented by the Year 2000 on the businesses of such vendors and suppliers. Management is not presently aware of any vendor or supplier-related issue presented by the Year 2000 that could have a material impact on the Company.

Capital Expenditures

               Capital expenditures totaled $312.1 million, $297.5 million and $528.9 million in 1997, 1996 and 1995, respectively. These expenditures were primarily for: (i) new stores, (ii) improvements to existing stores, (iii) store equipment, (iv) information systems, (v) distribution and office facilities and (vi) remodeling completed in connection with the Revco integration.

               During 1997, the Company opened 287 new stores (including relocations of existing stores) and expects to open approximately 300 new stores (including relocations) in 1998. Relocations involve moving existing in-line shopping center stores to larger freestanding locations.
Historically, relocating stores to more convenient locations and larger sizes has generated significant improvements in customer count and revenues, driven largely by increased sales of higher margin front store merchandise. Management believes that relocations offer a significant opportunity for future growth, as less than 20% of the Company's existing stores are freestanding. However, it is unknown at this time whether such relocations in existing or new markets served by the Company will realize the same results as those historically achieved.

Revised Dividend

               On January 10, 1996, the Board of Director approved a reduction in the Company's quarterly dividend from $0.38 per common share to $0.11 per common share (the "Revised Dividend"). Management believes that the Revised Dividend is consistent with chain drugstore industry practice and the Company's anticipated capital requirements. Future dividends will be at the discretion of the Company's Board of Directors and subject to future operating performance and financial condition.

Certain Tax Matters

               As of December 31, 1997, the Company had federal net operating loss carryforwards ("NOLs") of approximately $33.9 million expiring in the years 2003 through 2009.

               Substantially all of these NOLs are attributable to the time period prior to Revco's emergence from Chapter 11. As discussed in Note 2 to the consolidated financial statements, under Fresh Start Reporting, the benefits realized from these NOLs should reduce Reorganization Goodwill (as defined in such Note 2). Accordingly, the tax benefit of such NOLs utilized during the three years ended December 31, 1997 (approximately $69.4 million, $15.3 million and $18.8 million for 1997, 1996 and 1995, respectively), have not been included in the computation of the Company's income tax provision, but instead have been reflected as reductions of Reorganization Goodwill. When realized, the tax benefit of the remaining NOL carryforward will also reduce Reorganization Goodwill.

Accounting Changes

               During the fourth quarter of 1997, the Company was required to retroactively adopt SFAS No. 128, "Earnings Per Share". This statement requires companies with complex capital structures to present basic and diluted earnings per common share in lieu of previously reported primary and fully diluted earnings per common share. See Notes 2 and 18 to the consolidated financial statements for further information about SFAS No. 128.

               Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". While SFAS No. 123 established financial accounting and reporting standards for stock-based employee compensation plans using a fair value method of accounting, it allows companies to continue to measure compensation using the intrinsic value method of accounting as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company will continue to use its present APB opinion No. 25 accounting treatment for stock based compensation. See Notes 2 and 11 to the consolidated financial statements for further information about SFAS No. 123.

               Effective October 1, 1995, the Company early adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and recorded a pre-tax asset impairment charge of $110.4 million ($5.0 million of which pertained to continuing operations) in connection with the write-down of certain fixed and intangible assets. The above charge resulted when the Company began identifying and measuring impairment at a lower level under SFAS No. 121 than under its previous accounting policy. Under the Company's previous accounting policy, long-lived assets were evaluated as a group for impairment at the operating business level if the operating business was either incurring operating losses or was expecting to incur operating losses in the future. Since the expected future cash flows measured at the operating business level were in excess of the carrying value of the related assets, no previous impairment losses were recorded.

               During the fourth quarter of 1995, the Company changed its policy from capitalizing internally developed software costs to expensing the costs as incurred and recorded a charge of $74.5 million ($37.8 million of which pertained to continuing operations). The effect of the change in accounting principle has been treated as a change in accounting principle that is inseparable from the effect of the change in accounting estimate. As a result, the entire amount has been treated as a change in accounting estimate. The effect of this charge was to reduce net earnings by $45.8 million, or $0.28 per diluted common share in 1995.

Cautionary Statement Concerning Forward-Looking Statements

               See "Cautionary Statement Regarding Forward-Looking Statements" above.



                           SELLING STOCKHOLDERS

               The shares of Common Stock offered in the Common Stock offering are being offered for the account of Eugene Applebaum, the Chairman of the Board, President and Chief Executive Officer of Arbor prior to the Merger with Arbor, his wife, Marcia Applebaum, and certain trusts for the benefit of their children or grandchildren and the Eugene Applebaum Family Foundation (collectively, the "Selling Stockholders"). The shares of Common Stock for which Automatic Common Exchange Securities may be exchanged, or cash in lieu thereof, will be delivered to the Trust by the Selling Stockholders pursuant to a forward purchase contract between the Trust and the Selling Stockholders.

               Mr. Applebaum has served as a member of CVS' Board of Directors since April 1, 1998, following the consummation of the Merger with Arbor on March 31, 1998. Since March 31, 1998, he has also served as a consultant to CVS with respect to among other things, transitional issues and Michigan and Toledo metropolitan real estate matters, pursuant to a Consulting Agreement dated February 8, 1998 by and between himself and CVS. Prior to that time, neither Mr. Applebaum nor any of the other Selling Stockholders had any relationship with the Company.

               The following table sets forth certain information for the Selling Stockholders on a combined basis with respect to (i) such Selling Stockholders' beneficial ownership of the Common Stock prior to the offering made hereby and in the offering of the Automatic Common Exchange Securities,
(ii) the number of shares being offered for sale hereby, and (iii) the number of shares and the percentage of outstanding shares of the Common Stock to be beneficially owned by the Selling Stockholders after the offering referred to in clause (ii) above. The following table does not reflect that up to shares of Common Stock may be delivered by the Selling Stockholders to the CVS Automatic Common Exchange Security Trust pursuant to the forward purchase contract referenced above.

                                              Shares of                                          Shares of
                                            Common Stock                                        Common Stock
                                            Beneficially                                     to be Beneficially
         Name of                            Owned Before                    Shares              Owned After
         Selling                           Sale Under This                   to be            Sale Under This
       Stockholder                        Prospectus(2)(4)                  Sold(3)           Prospectus(3)(4)
       -----------             --------------------------------------   --------------   -------------------------
                                 Number                  Percentage                       Number        Percentage
                                 ------                  ----------                       ------        ----------
Eugene Applebaum
 Living Trust.............      3,935,309                    2.1%
Eugene Applebaum..........      1,174,099  (1)                *
Eugene Applebaum
 GST Trust................        238,650                     *
The Eugene
 Applebaum Family
 Foundation...............        236,359                     *
Trust for the benefit
 of Lisa S.
 Applebaum................        157,061                     *
Trust for the benefit
 of Pamela A.
 Applebaum................        157,061                     *
Marcia C.
 Applebaum................         84,571                     *
Eugene Applebaum
 401(K) Plan Stock
 Account..................         28,950                     *
Eugene Applebaum                   21,479                     *
                                ---------                   -----         --------        ------        ----------
IRA Account...............      6,033,539                     3.1%
                                =========                   =====         ========        ======        ==========

-----------------
* Less than 1%

(1) Represents 1,149,099 shares of Common Stock issuable upon exercise of CVS stock options held by such Selling Stockholder which were formerly Arbor stock options plus 25,000 shares of Common Stock issuable upon exercise of CVS stock options issued pursuant to the Consulting Agreement.

(2) Information is as of March 31, 1998.

(3) Assumes the Underwriters' over-allotment option is not exercised.

(4) The percentage set forth above is calculated on the basis of the number of shares of Common Stock outstanding on March 31, 1998, plus, all stock options granted to Mr. Applebaum under the Company's stock option plans that are exercisable within 60 days following the date hereof.

               In connection with the Merger with Arbor, the Company and the Selling Stockholders or a predecessor-in-interest, (other than the Foundation) entered into a Registration Rights Agreement dated as of March 31, 1998 (the "Registration Rights Agreement"), a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part. Pursuant to the Registration Rights Agreement, CVS agreed to use its reasonable best efforts to cause a registration statement relating to the shares acquired by the Selling Stockholders in the Merger with Arbor (each a "Selling Stockholder Registration Statement") to be declared effective within 60 days after receipt of a written request for registration from the Selling Stockholders (or 20 days in the case of the first such request) and generally to keep such Selling Stockholder Registration Statement continuously effective until the earliest of 30 days (subject to certain extensions) after the date such Selling Stockholder Registration Statement is declared effective, such time as all securities covered by the Registration Rights Agreement have been sold or disposed of thereunder and such time as all securities subject to the Registration Rights Agreement shall cease to be so subject. Pursuant to the Registration Rights Agreement, the Selling Stockholders may request registration on no more than three occasions and may make such a request only once in any six-month period. Notwithstanding the foregoing, CVS is not required to effect a registration unless the aggregate value of the shares requested to be registered is equal to or more than $100 million. The method of disposition requested by the Selling Stockholders in connection with any demand registration may not be an offering on a delayed or continuous basis pursuant to Rule 415 without the Company's prior written consent. On April 20, 1998, CVS and Mr. Applebaum, on behalf of himself and the other
Selling Stockholders, entered into Amendment No. 1 to the Registration Rights Agreement pursuant to which, inter alia, (1) the parties agreed to waive the Company's obligation to file with the SEC a registration statement in response to an initial demand for registration request that the Selling Stockholder's delivered to the Company in March 1998 but subsequently revoked (the "March 1998 Demand"), (2) CVS acknowledged that the March 1998 Demand would not be treated as a Demand Request, as such term is defined in the Registration Rights Agreement, for purposes of the such agreement and (3) the parties agreed to amend the time by which the Company must prepare and file a registration statement in response to the demand request next succeeding the March 1998 Demand. CVS has agreed to pay any and all expenses incidental to performance of or compliance with any registration of shares of Common Stock received by the Selling Stockholders in connection with the Merger with Arbor, including, without limitation, (i) the fees, disbursements and expenses of CVS' counsel and accountants (including in connection with the delivery of opinions and/or comfort letters); (ii) all expenses, including filing fees, in connection with the preparation, printing and filling of one or more registration statements; (iii) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda; (iv) the filing fees incidental to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (v) transfer agents' and registrars' fees and expenses in connection with such offering; (vi) all security engraving and security printing expenses; (vii) all fees and expenses payable in connection with the listing of the shares on any securities exchange or automated interdealer quotation system on which the Common Stock is then listed; and (viii) all reasonable fees and expenses of one legal counsel for the Selling Stockholders in connection with each demand registration, which legal counsel shall be selected by Selling Stockholders owning a majority of the shares then being registered;
provided that registration expenses shall exclude (w) any expenses relating to any action taken by CVS in connection with the public sale of securities pursuant to a derivatives transaction with respect to the Selling Stockholders' shares over and above the expenses that would have been incurred by CVS in connection with an offering of such shares, (x) all underwriting discounts and commissions, selling or placement agent or broker fees and commissions, and transfer taxes, if any, in connection with the sale of any securities, (y) the fees and expenses of counsel for any Selling Stockholder (other than pursuant to clause (viii)) and (z) all costs and expenses of CVS incurred in connection with the marketing of the shares in connection with any underwritten offering, including without limitation any roadshow expenses.


                       DESCRIPTION OF CAPITAL STOCK

               The summary of the terms of the capital stock of CVS set forth below does not purport to be complete and is qualified by reference to the certificate of incorporation and bylaws of CVS (the "CVS Charter" and the "CVS Bylaws", respectively).

Authorized Capital Stock

               Under the CVS Charter, CVS' authorized capital stock consists of 300,000,000 shares of Common Stock, 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "CVS Preferred Stock"), and 50,000,000 shares of Preference Stock, par value $1 per share (the "CVS Preference Stock") (the CVS Preferred Stock and CVS Preference Stock being referred to herein collectively as "Preferred Stock"). CVS has proposed to raise the number of authorized shares of Common Stock to 1,000,000,000. The proposal will be voted on by the Company's stockholders of record on March 24, 1998 at the annual stockholders meeting to be held on May 13, 1998.

Common Stock

               On March 31, 1998, there were 191,601,121 shares of Common Stock outstanding (excluding 5,633,118 treasury shares), including 18,914,347 shares of Common Stock issued in connection with the Merger with Arbor. The holders of Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board of Directors, subject to any preferential dividend rights granted to the holders of any outstanding Preferred Stock. In the event of liquidation, each share of Common Stock is entitled to share pro rata in any distribution of CVS' assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors. In addition, holders of Series One ESOP Convertible Preference Stock, $1 par value, of CVS ("CVS ESOP Preference Stock") are entitled to vote on all matters submitted to a vote of holders of Common Stock, voting together with the Common Stock as a single class. Each share of CVS ESOP Preference Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of CVS ESOP Preference Stock could be converted, rounded to the nearest tenth on the record date for the applicable meeting, which is currently 1.2 votes (subject to adjustment in the case of certain dilutive events).

               Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption rights or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

CVS Preferred Stock and CVS Preference Stock

               Prior to and upon consummation of the Merger with Arbor, (i) approximately 5.32 million shares of CVS ESOP Preference Stock were issued and outstanding and (ii) no other shares of Preferred Stock were issued or outstanding. Under the CVS Charter, the Board of Directors has the authority, without further stockholder approval but subject to certain limitations set forth in the CVS Charter, to create one or more series of Preferred Stock, to issue shares of Preferred Stock in such series up to the maximum number of shares of the relevant class of Preferred Stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the Board of Directors could create and issue a series of Preferred Stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of CVS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of CVS' management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of CVS without any further action by the stockholders of CVS. CVS has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Transfer Agent and Registrar

               ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.


                         VALIDITY OF COMMON STOCK

               The validity of the Common Stock will be passed upon for the Company by Davis Polk & Wardwell, for the Underwriters by Sullivan & Cromwell, and for the Selling Stockholders by Honigman Miller Schwartz and Cohn.


                                  EXPERTS

               The historical consolidated financial statements of CVS Corporation and its subsidiaries as of December 31, 1997 and 1996 and for the three years ended December 31, 1997 and the related consolidated financial statement schedule have been incorporated by reference in this Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.


                               UNDERWRITING

               Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters for whom Goldman, Sachs & Co. are acting as representatives, has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                         Number of
                                                         Shares of
                                                          Common
Underwriter                                               Stock
-----------                                              ---------
Goldman, Sachs & Co.................................
Credit Suisse First Boston Corporation..............     ---------
 Total
                                                         =========




               Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

               The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers
at such price less a concession of $.       per share.  The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $.      per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

               The Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase
up to an aggregate of              additional shares of Common Stock solely to
cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the
foregoing table, bears to the                shares of Common Stock offered.

               The Company and the Selling Stockholders have agreed that, during the period beginning on the date of this Prospectus and continuing to
and including the date           days, in the case of the Selling
Stockholders, and            days, in the case of the Company, after the date
of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any Common Stock or other securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the Common Stock or which are convertible or exchangeable into Common Stock or other securities which are substantially similar to the Common Stock, without the prior written consent of the representatives, except for the shares offered hereby and pursuant to the offering of Automatic Common Exchange Securities described below.

               In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Selling Stockholders in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such shares of Common Stock are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

               The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

               Up to       additional shares of Common Stock (or up to
shares if the applicable over-allotment option is exercised in full) may be delivered by the CVS Automatic Common Exchange Security Trust to holders of the Automatic Common Exchange Securities upon exchange of the Automatic Common
Exchange Securities on                , 199   (the "Exchange Date").  In lieu
of delivery of such shares, the Selling Stockholders may elect to pay cash on the Exchange Date for each share then deliverable in an amount equal to the then "Average Market Price" of the Common Stock in accordance with the terms of the Automatic Common Exchange Securities. The Automatic Common Exchange Securities are being offered through an underwriter or underwriters in the manner described in the prospectus relating to such offer. The respective closings of the offerings of the Common Stock and the Automatic Common Exchange Securities are not dependent upon one another.


==========================================================================

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                            ------------------


                             TABLE OF CONTENTS

                                                                   Page

Available Information................................................3
Incorporation of Certain Documents
      by Reference...................................................3
Cautionary Statement Regarding
      Forward-Looking Statements.....................................4
The Company..........................................................5
Recent Developments..................................................9
Use of Proceeds.....................................................10
Price Range of Common Stock ........................................10
Dividend Policy.....................................................11
Selected Historical Consolidated
      Financial and Operating Data..................................12
Management's Discussion and
      Analysis of Financial Condition
      and Results of Operations.....................................14
Selling Stockholders................................................25
Description of Capital Stock........................................28
Validity of Common Stock............................................29
Experts.............................................................29
Underwriting........................................................30


==========================================================================

                                            Shares

                              CVS Corporation


                               Common Stock
                        (par value $.01 per share)







                            ------------------

                                    CVS

                            ------------------




                           Goldman, Sachs & Co.

                        Credit Suisse First Boston



==========================================================================



                 SUBJECT TO COMPLETION, DATED MAY 7, 1998



                                                         Shares




                              CVS Corporation

                               Common Stock
                        (par value $.01 per share)

                            ------------------


               This Prospectus relates to an aggregate of up to       shares
of Common Stock of the Company beneficially owned by the Selling Stockholders identified under the heading "Selling Stockholders" that may be delivered by the CVS Automatic Common Exchange Security Trust (the "Trust") to holders of the Trust Automatic Common Exchange Securities of the Trust (the "Automatic
Common Exchange Securities") upon exchange of such securities on          (
       shares assuming that the Underwriters exercise in full the number of Automatic Common Exchange Securities subject to the over-allotment option). The Company will receive no portion of the proceeds of the sale of the Common
Stock offered hereby or of the sale of the Automatic Common Exchange Securities. The Automatic Common Exchange Securities are being sold by the Trust in an offering described in the attached prospectus of the Trust (the "Trust Prospectus"). See "Trust Prospectus".

               The Selling Stockholders are separately offering up to shares of Common Stock (exclusive of over-allotment shares) pursuant to a separate prospectus of the Company. The respective closings of the offerings of the Automatic Common Exchange Securities and the direct offering of Common Stock are not dependent upon one another. The Company will not receive any proceeds from the sales of the shares of Common Stock.

               The Common Stock is currently traded on the New York Stock Exchange under the symbol "CVS". On May 6, 1998, the last reported sale price for the Common Stock on the New York Stock Exchange Composite Tape was
$69 3/8 per share.  See "Price Range of Common Stock".

                            ------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------

               Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or any such State.

                            ------------------


                           Goldman, Sachs & Co.

                            ------------------



           The date of this Prospectus is                , 1998.



                           PLAN OF DISTRIBUTION

               The Automatic Common Exchange Securities will be distributed as described in the Trust Prospectus (as defined below) under the caption "Underwriting".


                             TRUST PROSPECTUS

               The Automatic Common Exchange Securities are being offered pursuant to a separate prospectus of the Trust (the "Trust Prospectus"). This Prospectus relates only to the Common Stock that may be delivered upon exchange of the Automatic Common Exchange Securities. The Company takes no responsibility for any information included in or omitted from the Trust Prospectus. The Trust Prospectus does not constitute a part of this Prospectus nor is it incorporated by reference herein.


                         VALIDITY OF COMMON STOCK

               The validity of the Common Stock will be passed upon for the Company by Davis Polk & Wardwell, for the Underwriter by Sullivan & Cromwell, and for the Selling Stockholders by Honigman Miller Schwartz and Cohn.


                                  EXPERTS

               The historical consolidated financial statements of CVS Corporation and its subsidiaries as of December 31, 1997 and 1996 and for the three years ended December 31, 1997 and the related consolidated financial statement schedule have been incorporated by reference in this Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.



==========================================================================

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                            ------------------

                             TABLE OF CONTENTS

                                                              Page

Available Information..........................................A-3
Incorporation of Certain Documents
      by Reference.............................................A-3
Cautionary Statement Regarding
      Forward-Looking Statements...............................A-4
The Company....................................................A-5
Use of Proceeds...............................................A-10
Price Range of Common Stock ..................................A-10
Dividend Policy...............................................A-11
Selected Historical Consolidated
      Financial and Operating Data............................A-12
Management's Discussion and
      Analysis of Financial Condition
      and Results of Operations...............................A-14
Selling Stockholders..........................................A-25
Description of Capital Stock..................................A-28
Validity of Common Stock......................................A-29
Experts.......................................................A-29
Underwriting..................................................A-30


==========================================================================


                                            Shares

                              CVS Corporation


                               Common Stock
                        (par value $.01 per share)







                            ------------------

                                    CVS

                            ------------------




                           Goldman, Sachs & Co.



==========================================================================

                                  PART II


                  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14. Other Expenses of Issuance and Distribution

               The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the Offering. The Selling Stockholders will not incur any expenses in connection with the sale of the shares. All of such expenses except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated:

Securities and Exchange Commission registration fee.......          $51,419
Blue sky fees and expenses................................                *
NASD filing fee...........................................                *
Printing expense..........................................                *
Accounting fees and expenses..............................                *
Legal fees and expenses...................................                *
Miscellaneous.............................................                *
                                                                -----------
   Total..................................................      $         *
                                                                ===========
*To be completed by amendment.

Item 15. Indemnification of Directors and Officers

               Exculpation. Section 102(b)(7) of the Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

               The CVS Charter limits the personal liability of a director to CVS and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

               Indemnification. Section 145 of the Delaware Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

               Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

               The CVS Charter provides for indemnification of directors and officers of CVS against liability they may incur in their capacities as such to the fullest extent permitted under the Delaware Law.

               Insurance.  CVS has in effect Directors and Officers Liability
Insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. This insurance was purchased in layers from National Union Fire Insurance Company of Pittsburgh, Pennsylvania; Federal
Insurance Company of Warren, New Jersey; Royal Indemnity Company of Charlotte,
North Carolina; Columbia Casualty Insurance Company of Chicago, Illinois; St.
Paul Surplus Lines Company of St. Paul, Minnesota; and Reliance Insurance
Company of Philadelphia, Pennsylvania. The pension trust liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

               Revco Directors and Officers.  The Merger Agreement dated as of
July 1997 among CVS and Revco (the "Revco Merger Agreement") provides that CVS will cause Revco and its Subsidiaries to indemnify (including the payment of reasonable fees and expenses of legal counsel) the current or former directors or officers of Revco to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Merger. The Revco Merger Agreement also provides that for a period of six years after the Merger CVS will cause to be maintained in effect Revco's existing policies of directors' and officers' liability insurance as in effect on February 6, 1997 (provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous) with respect to facts or circumstances occurring at or prior to the Merger;
provided that if the annual premium for such insurance during such six-year period exceeds 200% of the annual premiums paid by Revco as of February
6, 1997 for such insurance (such 200% amount, the "Maximum Premium") then CVS will cause Revco to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to the Maximum
Premium.

               Arbor Directors and Officers. The Agreement and Plan of Merger dated as of February 8, 1998, among CVS, Arbor and Red Acquisition, Inc.
provides that after the Effective Time (as defined in the Merger Agreement), CVS will cause Arbor to indemnify (including the payment of reasonable fees and expenses of legal counsel) each person who was a director or officer of Arbor or its subsidiaries at or prior to the date of the Merger Agreement to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Effective Time. The
Merger Agreement also provides that, for a period of six years after the Effective Time, CVS will maintain in effect Arbor's existing policies of directors' and officers' liability insurance as in effect on February 8, 1998
(provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons) with respect to facts or circumstances occurring at or prior to the Effective
Time; provided that if the aggregate annual premium for such insurance during such six-year period exceeds 200% of the aggregate annual premium paid by Arbor as of February 8, 1998 for such insurance, then CVS will cause Arbor to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to such 200% of the February 8, 1998 premiums.

Item 16. Exhibits

               See index to exhibits at E-1.

Item 17. Undertakings

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



               Pursuant to the requirements of the Securities Act of 1933, CVS
Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woonsocket, State of Rhode Island, on May 7, 1998.

                                   CVS CORPORATION

                                   By:/s/ Charles C. Conaway
                                      --------------------
                                      Charles C. Conaway
                                      Executive Vice President and
                                      Chief Financial Officer


               The registrant and each person whose signature appears below constitutes and appoints Charles C. Conaway, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments, thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                                             Title                             Date
             ---------                                             -----                             ----
                                              Chairman of the Board, Chief Executive             May 7, 1998
                                              Officer and Director (Principal Executive
/s/ Stanley P. Goldstein                      Officer)
-----------------------------------
Stanley P. Goldstein
                                              Executive Vice President and Chief                 May 7, 1998
                                              Financial Officer (Principal Financial
/s/ Charles C. Conaway                        Officer)
-----------------------------------
Charles C. Conaway

/s/ Larry D. Solberg                          Vice President (Principal Accounting Officer)      May 7, 1998
-----------------------------------
Larry D. Solberg

/s/ Allan J. Bloostein                        Director                                           May 7, 1998
-----------------------------------
Allan J. Bloostein

/s/ W. Don Cornwell                           Director                                           May 7, 1998
-----------------------------------
W. Don Cornwell

/s/ Thomas P. Gerrity                         Director                                           May 7, 1998
-----------------------------------
Thomas P. Gerrity

/s/ William H. Joyce                          Director                                           May 7, 1998
-----------------------------------
William H. Joyce

/s/ Terry R. Lautenbach                       Director                                           May 7, 1998
-----------------------------------
Terry R. Lautenbach

/s/ Terrence Murray                           Director                                           May 7, 1998
-----------------------------------
Terrence Murray

/s/ Sheli Z. Rosenberg                        Director                                           May 7, 1998
-----------------------------------
Sheli Z. Rosenberg
                                              Vice Chairman, Chief Operating Officer and         May 7, 1998
/s/ Thomas M. Ryan                            Director
-----------------------------------
Thomas M. Ryan

/s/ Ivan G. Seidenberg                        Director                                           May 7, 1998
-----------------------------------
Ivan G. Seidenberg

/s/ Patricia Carry Stewart                    Director                                           May 7, 1998
-----------------------------------
Patricia Carry Stewart

/s/ Thomas O. Thorsen                         Director                                           May 7, 1998
-----------------------------------
Thomas O. Thorsen

/s/ M. Cabell Woodward, Jr.                   Director                                           May 7, 1998
-----------------------------------
M. Cabell Woodward, Jr.

/s/ Eugene Applebaum                          Director                                           May 7, 1998
-----------------------------------
Eugene Applebaum




                             INDEX TO EXHIBITS


                                                                                             Sequentially
Exhibit No.                                     Description                                  Numbered Page
-----------                                     -----------                                  -------------
     1.1         Form of Underwriting Agreement*

     2.1 Agreement and Plan of Merger dated as of February 8, 1998, among the Registrant, Arbor Drugs, Inc. and Red Acquisition, Inc.
                 (incorporated by reference to Annex A of the Joint Proxy
                 Statement/Prospectus contained in the Registration Statement on Form S-4 No. 333-47193 dated March 2, 1998)

     4.1         Amended and Restated Certificate of Incorporation of the
                 Registrant (incorporated by reference to Exhibit 3.1 of CVS
                 Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

     4.2         Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of CVS Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

     4.3         Specimen Common Stock certificate (incorporated by reference to
                 Exhibit 4-1 to the Registrant's Registration Statement on Form 8-B
                 dated November 4, 1996)

     4.4         Registration Rights Agreement dated as of March 31, 1998*

     4.5         Amendment No. 1 to Registration Rights Agreement dated as of
                 April 20, 1998*

     5.1 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered*

    23.1         Consent of KPMG Peat Marwick LLP

    23.2         Consent of Davis Polk & Wardwell (contained in the Opinion of
                 Counsel filed as Exhibit 5.1 hereto)

    24.1         Power of Attorney (included on signature page)


*To be filed by amendment.

